Graphics Appendix List - Bryn Mawr Bank Corp

Photos - Pat Carson of Member Banking on Page 2
       - Bob Stevens and Peter Havens, who will join the Bank in May to head the Trust Division, on Page 3
       - Harold Thompson manages the Bryn Mawr branch, with Cathy Putnam on
         Page 4
       - Steve Collar of Consumer Credit Services visits Kevin MacCausland at MacCausland Jeep-Eagle on Page 5
       - Jim Egan, commercial loan officer, with Archie Allen associates, inc. on Page 6
       - Carol Colden, mortgage originator, meets with Craig Whitney, realtor on Page 7

Graphs
- Net income (loss) is graphed for the five year period ended in 1994 on page
  10. The net income (loss) information is included in the Selected Financial Data section of the annual report, page 9.

- Trust assets are graphed for the last five year period ended in 1994 on page
  11. The assets were as follows (in millions):

                           Discretionary   Non-discretionary       Total
    1990                     $340,115          $194,821          $534,936
    1991                      407,562           233,059           640,621
    1992                      417,946           267,959           685,905
    1993                      448,328           316,243           764,571
    1994                      456,302           343,544           799,846

- Trust fees are graphed for the five year period ended in 1994 on page 11. The trust fees were as follows (in millions):

    1990                       $3,248
    1991                        3,610
    1992                        4,016
    1993                        4,419
    1994                        4,719

- Deliquencies as a Percentage of Loans are graphed for the five year period ended in 1994 on page 16. The deliquencies as a percentage of loans were as follows:

    1990                        10.00%
    1991                         3.96
    1992                         3.30
    1993                         1.81
    1994                         0.69

- Deposits are graphed for the five year period ended in 1994 on page 17. The deposits were as follows (in millions):

                 Demand            Savings            Time              Total
    1990        $67,594           $124,874          $81,168           $273,636
    1991         62,534            137,957           69,337            269,828
    1992         68,551            160,030           47,604            276,185
    1993         68,959            178,279           43,836            291,074
    1994         83,142            176,375           41,820            301,337

- Book value and market value per share are graphed for the five year period ended in 1994 on page 18 Book value and market value per share were as follows:

                                Book Value        Market Value
    1990                          $21.96            $14.75
    1991                           16.65              8.50
    1992                           19.62             22.75
    1993                           22.62             32.63
    1994                           24.82             31.75

- Nonperforming assets are graphed for the five year period ended in 1994 on page 19. Nonperforming asset information is included in Table 15 on page 19.